Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:
We consent to the use of our report dated February 29, 2016, with respect to the consolidated balance sheets of Olin Corporation and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.
Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics, and Global Epoxy businesses acquired in 2015 from The Dow Chemical Company (collectively, the Acquired Business) have been excluded from management’s assessment of the effectiveness of Olin Corporation’s internal control over financial reporting as of December 31, 2015; the Acquired Business’ internal control over financial reporting associated with total assets of $6,360.3 million and total sales of $802.6 million included in the consolidated financial statements of Olin Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Olin Corporation also excluded an evaluation of the internal control over financial reporting of the Acquired Business.
/s/ KPMG LLP

St. Louis, Missouri
May 18, 2016